EXHIBIT 12
                              BellSouth Corporation
                    Computation Of Earnings To Fixed Charges
                              (Dollars In Millions)






                                                       For the Nine Months
                                                       Ended September 30,
                                                               2001
1. Earnings

   (a) Income from continuing operations
        before deductions for taxes and interest
                                                            $     3,866

   (b) Portion of rental expense representative
        of interest factor
                                                                     47

   (c) Equity in losses from less-than-50% owned
        investments (accounted for
        under the equity method of accounting)
                                                                    212

   (d) Excess of earnings over distributions of
        less-than-50% owned investments
        (accounted for under the equity
        method of accounting)
                                                                   (244)


        TOTAL                                               $     3,881

2. Fixed Charges

   (a) Interest                                             $     1,020

   (b) Portion of rental expense representative
        of interest factor
                                                                     47

         TOTAL                                              $     1,067

   Ratio (1 divided by 2)                                          3.64